Exhibit (b)(1)

J.P. MORGAN SECURITIES INC.
270 Park Avenue
New York, New York 10017

JPMORGAN CHASE BANK, N.A.
270 Park Avenue
New York, New York 10017

June 3, 2007

$160,000,000 First Lien Facilities
$75,000,000 Second Lien Term Facility
Commitment Letter

Alta Acquisition Corp.
c/o Fenway Partners Capital Fund III, L.P.
152 West 57th Street
59th floor
New York, NY 10019

Attention:             Timothy Mayhew
                                Fenway Partners Capital Fund III, L.P.

Ladies and Gentlemen:

Fenway Partners Capital Fund III, L.P. (together with its affiliates, the “Sponsor”) has advised J.P. Morgan Securities Inc. (“JPMorgan”) and JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”; together with JPMorgan, the “Commitment Parties”) that Alta Parent Corp. (“Holdings”), a newly formed entity controlled by the Sponsor, and Alta Acquisition Corp. (the “Borrower”), a newly formed, wholly owned subsidiary of Holdings, intend to enter into an agreement and plan of merger (the “Acquisition Agreement”) pursuant to which the Borrower will acquire (the “Acquisition”) the outstanding capital stock of 1-800 Contacts, Inc. (the “Target”). In the event that the Borrower merges with the Target, the survivor of such merger shall assume all rights and obligations of the Borrower hereunder and under the Fee Letter referred to below and references herein and therein to the “Borrower” shall, unless the context otherwise requires, be deemed to be references to such survivor. References herein to the “Transactions” shall include the Acquisition, the financings described herein, the payment of related fees and expenses and all other transactions related to the Acquisition and such financings.

You have also advised us that you propose to finance the Transactions from the following sources: (a) equity contributions directly or indirectly to the Borrower by the Sponsor and other investors reasonably satisfactory to the Lead Arranger (the Sponsor and other investors, collectively the “Investors”) in an aggregate amount, together with any rollover equity of existing management, not less than 35% of the Borrower’s total capitalization after giving effect to the Transactions (the “Equity

Contribution”), (b) first lien credit facilities (the “First Lien Facilities”) comprised of an up to $140,000,000 term loan facility and an up to $20,000,000 revolving facility and (c) an up to $75,000,000 second lien term facility (the “Second Lien Term Facility”; together with the First Lien Facilities, the “Credit Facilities”).

JPMorgan is pleased to advise you that it is willing to act as lead arranger and bookrunner for the Credit Facilities (in such capacities, the “Lead Arranger”), and JPMorgan Chase Bank is pleased to advise you of its commitment to provide the entire amount of the Credit Facilities (in such capacity, the “Initial Lender”). This Commitment Letter and the Summary of Terms and Conditions attached as Exhibit A hereto (the “Term Sheet”) set forth all the terms and conditions on and subject to which JPMorgan Chase Bank is willing to make available the Credit Facilities.

It is agreed that JPMorgan will act as lead arranger and bookrunner in respect of the Credit Facilities, and that JPMorgan Chase Bank will act as the sole administrative agent in respect of the Credit Facilities. You agree that, except as provided below, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree. Notwithstanding the foregoing, it is understood and agreed that (i) you may appoint one additional arranger to act as co-lead arranger with respect to the Credit Facilities (a “Co-Lead Arranger”), (ii) you may appoint one additional bookrunner to act as a joint bookrunner with respect to the Credit Facilities (a “Joint Bookrunner”) and (iii) you may appoint up to two “co-syndication agents” and “co-documentation agents” with respect to each of the Credit Facilities  (any of the foregoing, a “Co-Agent”); provided, that (A) in connection with any such appointment, such Co-Lead Arranger, Joint Bookrunner and Co-Agent (collectively, the “Additional Commitment Parties”), or one or more of their respective affiliates, shall have assumed, on a several and not joint basis, a portion of the commitment in respect of each of the Credit Facilities (provided that JPMorgan’s percentage of the total commitment in respect of each of the Credit Facilities shall not be reduced below 65%) with respect to which it shall act in its appointed capacities and all economics in respect of each of the Credit Facilities shall be shared ratably among the Commitment Parties and the Additional Commitment Parties, and/or their respective affiliates, in proportion to their respective commitments in respect of each of the Credit Facilities and (B) JPMorgan shall have “left” placement in any and all marketing materials or other documentation used in connection with each of the Credit Facilities and hold the leading role and responsibilities conventionally associated with such “left” placement.

We intend to syndicate the Credit Facilities to a group of lenders (together with JPMorgan Chase Bank, the “Lenders”) identified by us in consultation with you and reasonably acceptable to you; provided, that, notwithstanding our right to syndicate the Credit Facilities and receive commitments with respect thereto, the Initial Lender agrees that (a) neither the commencement nor the completion of such syndication is a condition to its commitment hereunder, (b) it may not assign all or any portion of its commitment hereunder prior to the initial funding under the Credit Facilities (the date of such funding, the “Closing Date”) and (c) prior to the Closing Date and unless the Borrower agrees in writing, it shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements and amendments.

We intend to commence syndication efforts promptly, and you agree actively to assist us in completing a syndication satisfactory to us and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing banking relationships of the Sponsor, the Borrower and the Target, (b) direct contact between your senior management and non-legal advisors and the proposed Lenders (and your using commercially reasonable efforts to ensure such contact between senior management and advisors of each of the Sponsor and the Target), (c) as set forth in the next paragraph, your assistance (including the use of commercially reasonable efforts to cause the Sponsor and the Target to assist) in the preparation of customary marketing materials to be used in connection with the syndication (collectively, with the Term Sheet, the “Information Materials”), (d) the hosting, with us, of one or more meetings of prospective Lenders at times and locations to be mutually agreed (and using your commercially reasonable efforts to cause the Sponsor and senior management of the Target to be available for such meetings) and (e) using your commercially reasonable efforts to ensure that there shall be no competing offering, placement or arrangement of any debt securities or bank financing (other than the Credit Facilities) by or on behalf of the Borrower, the Target or any of their subsidiaries. You further agree to use commercially reasonable efforts to obtain a corporate credit rating for the Borrower from both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) as soon as practicable prior to the Closing Date.

You will assist us in preparing Information Materials, including Confidential Information Memoranda, for distribution to prospective Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, the Target, their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. You also acknowledge that JPMorgan Public-Siders consisting of publishing debt analysts may participate in any meetings or telephone conference calls held pursuant to clause (d) of the immediately previous paragraph; provided that such analysts shall not publish any information obtained from such meetings or calls (i) until the syndication of the Credit Facilities has been completed upon the making of allocations by JPMorgan and JPMorgan freeing the Credit Facilities to trade or (ii) in violation of any confidentiality agreement between you and JPMorgan or JPMorgan Chase Bank.

The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders:  (a) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda), (b) notification of changes in the terms of the Credit Facilities and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

The Borrower hereby authorizes the Commitment Parties to distribute drafts of definitive documentation with respect to the Credit Facilities to Private-Siders and Public-Siders.

JPMorgan, in its capacity as Lead Arranger, will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached (who shall be reasonably acceptable to you) and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In its capacity as Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. Additionally, the Borrower acknowledges and agrees that, as Lead Arranger, JPMorgan is not advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lead Arranger shall have no responsibility or liability to the Borrower with respect thereto.

To assist us in our syndication efforts, you agree promptly to prepare and provide to us all information with respect to the Borrower, the Target and their subsidiaries and the Transactions, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities. You hereby represent and covenant that to the best of your knowledge (a) all written information other than the Projections (the “Information”) that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all updates and supplements thereto) and (b) the Projections that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being understood that the Projections may vary from actual results and such variations may be material). You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

Each Commitment Party’s commitments and agreements hereunder are subject to (a) there not having occurred since December 31, 2006 any change, effect, event, circumstance, occurrence or state of facts, or aggregation of changes, effects, events, circumstances, occurrences or state of facts, which has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Acquisition Agreement), (b) the closing of the Credit Facilities on or before March 31, 2008, and (c) the other conditions set forth in the Term Sheet.

Notwithstanding anything in this Commitment Letter, the Term Sheet, the Fee Letter, the Credit Documentation (as defined in the Term Sheet) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to you, Holdings, the Target, your or their subsidiaries and their businesses the making of which shall be a condition to availability of the Credit Facilities on the Closing Date shall be (A) the representations made by the Target in the Acquisition Agreement, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth herein and in the Term Sheet are satisfied (or waived) (it being understood that, to the extent any collateral (including the creation or perfection of any security interest) referred to in the Term Sheet is not or cannot be provided on the Closing Date (other than the pledge and perfection of domestic assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”)) after your using commercially reasonable efforts to do so or without undue delay, burden or expense, then the provision of any such collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but shall instead be provided after the Closing Date pursuant to reasonable arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties of Holdings and the Borrower set forth in the Term Sheet relating to corporate existence, power and authority as they relate to the entering into of the Credit Documentation, the enforceability of the Credit Documentation, Federal Reserve regulations and the Investment Company Act. This paragraph shall be referred to herein as the “Certain Funds” paragraph.

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Acquisition or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct, bad faith or gross negligence of such indemnified person (or any of its related parties), and (b) if the Closing Date occurs, to reimburse each Commitment Party and its affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of one counsel to the Commitment Parties (and, if reasonably required, of one local counsel and one regulatory counsel in any jurisdiction)) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages arise from the gross negligence, bad faith or willful misconduct of such indemnified person (or any of its related parties). In addition, no indemnified person shall be liable for any special, indirect, consequential or punitive damages in connection with the Credit Facilities.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies.

Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. The Borrower consents to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Term Sheet, the transactions contemplated hereby or the performance of services hereunder

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to the Sponsor and to your and their officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors and, on a confidential basis, those of the Target, who are directly involved in the consideration of this matter (except that the Fee Letter may not be disclosed to the Target unless subject to redaction of fees and in a form provided to you by us for such purpose), (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly thereof), (c) this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other disclosures) may be disclosed in any proxy relating to the Acquisition, in any syndication or other marketing material in connection with the Credit Facilities or in connection with any public filing requirement, and (d) the Term Sheet may be disclosed to potential Lenders and to any rating agency in connection with the Acquisition, provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor (as defined in the Term Sheet), which information includes names and addresses and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof and (b) confidentiality) shall automatically terminate and be superseded by the provisions of the Credit Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate the Initial Lender’s commitments hereunder at any time subject to the provisions of the preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on June 30, 2007. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,
J.P. MORGAN SECURITIES INC.
		By:	/s/ ROBERT ANASTASIO
Name: Robert Anastasio Title: Vice President
JPMORGAN CHASE BANK, N.A.
		By:	/s/ ROBERT ANASTASIO
Name: Robert Anastasio Title: Vice President
Accepted and agreed to as of the date first above written:
ALTA PARENT CORP.
By:	/s/ ARON SCHWARTZ
Name: Aron Schwartz Title: Vice President
ALTA ACQUISITION CORP.
By:	/s/ ARON SCHWARTZ
Name: Aron Schwartz Title: Vice President